Exhibit 10.100

December 29, 2014

Dear Jim,

We are pleased to make the following offer of employment:

Title and Duties

We will employ you to perform services for Clean Energy as Senior Advisor to the CEO.  You agree to devote all of your business time, attention and energy to the performance of your duties as Senior Advisor to the CEO, subject to the direction and control of Clean Energy’s Chief Executive Officer and the policies of Clean Energy.

You shall to the best of your ability make every effort to manage your responsibilities as Senior Advisor to the CEO. In this role, your responsibilities will include, but not be limited to, assisting the NTT’s efforts in collaborating with shippers, for-hire carriers and private fleets to adopt natural gas fleets in their respective supply chains and operations, and performing such other duties as may be assigned to you from time to time.

You will report directly to the CEO, and work in close coordination with the National Trucking Team leadership.

It is important for you to know that only the President and CEO and Executive Officers of Clean Energy are authorized to enter into contracts on behalf of the company.  Therefore, before proposing a contract to a third party, it must first be reviewed and approved by the Company’s CFO or the President and CEO.

Compensation

Salary

As compensation for your services, you will be paid an annual salary of $200,000, which will be paid bi-weekly (“Base Salary”).  Your position qualifies as salary exempt.

Incentive Compensation

You will also be eligible for discretionary incentive compensation pursuant to a program to be developed by the CEO no later than January 30, 2015 (the “Incentive Compensation”).

Benefits

You will continue to be eligible to participate in Clean Energy’s benefit programs.  Please refer to the Clean Energy Benefits Handbook for details.  Your benefits will include 25 business days of paid vacation per calendar year.  Clean Energy reserves the right to change any of its benefit programs in its sole and absolute discretion.

Vehicle

While this agreement remains in force, Clean Energy shall provide you with a compressed natural gas operated automobile.  Clean Energy shall pay all operating expenses of any nature whatsoever with regard to such automobile.  Clean Energy shall also procure and maintain in force an automobile liability insurance policy on such automobile, with such coverage including you, for comprehensive with extended coverage, collision of actual cash value, and for bodily injury, death or property damage, with a combined limit of no less than $5,000,000 for bodily injury and for property damage, plus coverage or any excess liability under the Clean Energy’s umbrella liability policy in place from time to time.

Reimbursement for Necessary Business Expenses

Clean Energy will reimburse you for reasonable and necessary business and travel expenses incurred in the performance of your duties, provided that for each business and travel expense, it is a proper deduction on the federal and state income tax return for the Company and you present Clean Energy with adequate documentation (e.g. detailed receipt or paid bill) which sets forth the date, place and amount of the expenditure, an explanation of the business purpose for the expenditure, and the names, occupations, addresses and other information sufficient to establish a business relationship to Clean Energy concerning each person who was entertained and any other documentation required in the future by the Internal Revenue Service.

No Conflicts of Interest

While you are employed by Clean Energy, you shall not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other representative capacity, engage or participate in any business that would create a conflict of interest with your work for Clean Energy without obtaining Clean Energy’s signed authorization in advance of any such activities.

Adherence to Company Policies

You agree to abide by all company policies that are issued by the company during your employment, including the following policies, which are attached and incorporated hereby reference: confidentiality policy relating to company information, and arbitration agreement.

Termination of Agreement

It is anticipated that you will perform services as Senior Advisor to the CEO through and including December 31, 2016.  Notwithstanding the foregoing statement, you and Clean Energy agree that either you or Clean Energy may terminate the employment relationship at any time.

If your services as Senior Advisor to the CEO are terminated by Clean Energy without Cause prior to December 31, 2016, you will be entitled to receive a payment (less applicable taxes and withholdings) equal to the sum of (i) the remaining Base Salary you would have received if you had been employed by Clean Energy through December 31, 2016 and (ii) the earned, but unpaid, Incentive Compensation as of the date of termination.

“Cause” shall mean dishonesty; conviction of embezzlement, fraud or other conduct which would constitute a felony; willful unauthorized disclosure of confidential information; failure, neglect of or refusal to substantially perform the duties of employment; or any other act or omission which is a material breach of the Company’s policies regarding employment practices or the applicable federal, state and local laws prohibiting discrimination or which is materially injurious to the financial condition or business reputation of the Company.

No Solicitation

You agree that, during the period beginning on the date of the termination of your employment with Clean Energy (either voluntarily or involuntarily) and ending on the second (2nd) anniversary of such date (the “Non Solicitation Period’), your will not directly or indirectly, either for you or any other person, contact, approach, or solicit for the purpose of offering employment to (whether as an employee, consultant, agent, independent contractor, or otherwise) any person employed by Clean Energy or any of its affiliates at any time before termination of your employment or during the Non Solicitation Period.  Notwithstanding the foregoing, nothing contained herein shall prevent you from dealing with prospective employees or customers who respond to advertisements of general circulation to the public.

If this offer is acceptable to you, please acknowledge your acceptance of the terms and condition of employment by signing in the space provided below, as well as executing any attachments and/or enclosures as requested above, and return them in the enclosed self-addressed envelope.   This offer will remain in effect through December 31, 2014 and will be officially withdrawn at close of business on that day.

Very truly yours,

/s/ Andrew J. Littlefair

Andrew J. Littlefair
President & CEO

I have read this letter and accept the offer of employment on the terms and conditions set forth herein.

Date:	December 29, 2014	By:	/s/ James N. Harger
James N. Harger

ATTACHMENT 1

I will not use or disclose during or after my employment, except as authorized by Clean Energy (“Company”) in the performance of my duties, Company Information that I have or will acquire (whether or not developed by me) during my employment by Company, its predecessor companies, and their subsidiaries or any companies, joint ventures or other operations in which Company has any interest.

The term “Company Information” as used in this Agreement means (a) information or any item of knowledge owned, acquired, or developed by Company not generally known in the relevant trade or industry, the use of which confers a competitive advantage over those that do not use or possess it including without limitation confidential information or knowledge about Company’s products, processes, services, research, exploration, reserves, engineering, manufacturing operations, computer programs, marketing, business plans, and methods of doing business; (b) other information or knowledge in Company’s possession, whether technical, business, or financial, the use or disclosure of which might reasonably be construed to be contrary to the interest of Company; and (c) information received from third parties under confidential conditions or with a restriction on use or disclosure.

I agree that upon termination of my employment for any reason I will turn over to Company all tangible embodiments of Company Information that I have in my possession and my obligations not to use or disclose Company Information will continue except that when Company Information becomes generally available to the public other than by my acts or omissions, it is no longer subject to the restrictions provision.

Date:	December 29, 2014	By:	/s/ James N. Harger
James N. Harger

ATTACHMENT 2

Agreement to Individually Arbitrate Any Disputes (“Arbitration Policy”)

Any controversy, dispute or claim between any employee and the Company, or its officers, agents or other employees, shall be settled by binding arbitration, at the request of either party.  The arbitrability of any controversy, dispute or claim under this policy shall be determined by application of the substantive provisions of the Federal Arbitration Act (9 U.S.C. sections 1 and 2) and by application of the procedural provisions of the California Arbitration Act.  Arbitration shall be the exclusive method for resolving any dispute; provided, however, that either party may request provisional relief from a court of competent jurisdiction, as provided in California Code of Civil Procedure Section 1281.8 (or comparable law of the state in which the employee works/worked, if applicable).

The claims which are to be arbitrated under this policy include, but are not limited to any disputes related to this arbitration policy (including its creation, terms, and enforceability), claims for wages and other compensation, claims for breach of contract (express or implied), claims for violation of public policy, wrongful termination, tort claims, claims for unlawful discrimination and/or harassment (including, but not limited to, race, religious creed, color, national origin, ancestry, physical disability, mental disability, gender identity or expression, medical condition, marital status, age, pregnancy, sex or sexual orientation) to the extent allowed by law, and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance, except for claims for workers’ compensation and unemployment insurance benefits (“Covered Disputes”).  Additionally, nothing in this policy shall be interpreted to mean that employees are precluded from filing complaints with the Equal Employment Opportunity Commission, the National Labor Relations Board, or any similar state or local agency.

Except as otherwise provided in this policy and applicable law, the employee and the Company agree to waive any right to have Covered Disputes heard or decided through any type of court, judge, or jury trial or proceeding or any type of administrative proceeding.  Employee and the Company also agree to waive any right to have any Covered Disputes heard or decided through any type of representative action (including class actions, class arbitrations, collective actions, collective arbitrations, private attorney general actions, or coordinated or consolidated arbitrations, actions, or proceedings).  Employee and Employer also agree that any Covered Disputes can only be resolved through final and binding arbitration between Employee and Employer.

The employee and the Company will select an arbitrator by mutual agreement.  If the employee and the Company are unable to agree on a neutral arbitrator, either party may elect to obtain a list of arbitrators from the American Arbitration Association.

The demand for arbitration must be in writing and must be made by the aggrieved party within the statute of limitations period provided under applicable state and/or federal law for the particular claim.  Failure to make a written demand within the applicable statutory period constitutes a waiver to raise that claim in any forum.  Arbitration proceedings will be held in Los Angeles County, California (unless the employee works/worked in another state in which case the arbitration will take place in the county in with the employee worked).

The arbitrator shall apply applicable state and/or federal substantive law to determine issues of liability and damages regarding all claims to be arbitrated, and shall apply the Federal Rules of Evidence to the proceeding.  The parties shall be entitled to conduct reasonable discovery and the arbitrator shall have the authority to determine what constitutes reasonable discovery.  The arbitrator shall hear motions for summary disposition as provided in the Federal Rules of Civil Procedure.

Within thirty days following the hearing and the submission of the matter to the arbitrator, the arbitrator shall issue a written opinion and award which shall be signed and dated.  The arbitrator’s award shall decide all issues submitted by the parties, and the arbitrator may not decide any issue not submitted.  The arbitrator shall prepare in writing and provide to the parties a decision and award which includes factual findings and the reasons upon which the decision is based.  The arbitrator shall be permitted to award only those remedies in law or equity which are requested by the parties and allowed by law.

The decision of the arbitrator shall be binding and conclusive on the parties and cannot be reviewed for error of law or legal reasoning of any kind.  Judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction.

The cost of the arbitrator and other incidental costs of arbitration that would not be incurred in a court proceeding shall be borne by the Company.  The parties shall each bear their own costs and attorneys’ fees in any arbitration proceeding, provided however, that the arbitrator shall have the authority to require either party to pay the costs and attorneys’ fees of the other party, as is permitted under federal or state law, as a part of any remedy that may be ordered.

No employee or other Company representative can modify this policy in any manner nor enter into any agreement that is contrary to this policy unless it is in writing and signed by the Chief Executive Officer.  If any term, provision, covenant or condition of this policy is held by a court of competent jurisdiction or an arbitrator to be invalid, void, or unenforceable, the remaining terms and provisions of this Policy will remain in full force and effect and shall in no way be affected, impaired, or invalidated

Date:	December 29, 2014	By:	/s/James N. Harger
James N. Harger